Investor News Release
Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
mark.oberle@celanese.com
Web site: www.celanese.com
Celanese Announces Changes to Board of Directors; Elects Walters as New Member
DALLAS, June 1, 2007 — Celanese Corporation (NYSE: CE), a global hybrid chemical company, today announced that Farah M. Walters has been elected to the Celanese board of directors. Walters is currently president and chief executive officer of QualHealth LLC, a company specializing in the design of health care delivery systems to improve quality and cost-effectiveness.
Walters also serves on the board of directors and is lead director for PolyOne Corporation, an NYSE-listed specialty chemical company. She chairs the company’s governance and compensation committees and serves on the financial policy committee.
Previously, Walters served on the board of Kerr-McGee Corporation, an NYSE-listed oil and gas exploration and production company. She served on the company’s executive committee, chaired the compensation committee and was a member of the audit and governance committees. She was also a former chair of the audit committee. Walters also previously served on the board of directors of Alpharma Inc., an NYSE-listed pharmaceutical company.
Walters was president and chief executive officer of both University Hospitals Health System, Inc. and University Hospitals of Cleveland from 1992 to 2002.

Celanese also announced that Anjan Mukherjee and James A. Quella, both with The Blackstone Group L.P., resigned from the Celanese board of directors effective May 31, 2007. Mukherjee and Quella resigned from the Celanese board of directors due to the recent public sale by funds affiliated with The Blackstone Group, L.P. of all Celanese shares owned by Blackstone and its affiliates.
About Celanese:
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

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